UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 19, 2010

MMAX MEDIA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-53574	20-4959207
(Commission File Number)	(IRS Employer Identification No.)

580 Decker Dr., Suite 285, Irving, TX  75062
(Address of Principal Executive Offices)      (Zip Code)

(972) 719-0170
(Registrant's Telephone Number, Including Area Code)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

Effective April 19, 2010, MMAX MEDIA, INC., (f/k/a Nevada Processing Solutions) (the “Company”) executed a First Amendment to Stock Lock-up Agreement with its preferred shareholder, Processing Pros, Inc., a Nevada corporation.  Management believed it was in the best interests of the Company to amend the original preferred share lock-up agreement that was originally executed on April 1, 2009 as negotiated with the shareholder in order to secure additional working capital for the Company.  As consideration for amending this lock-up agreement, the Company received twenty-five thousand dollars ($25,000.00) as additional paid-in capital from Processing Pros, Inc.  Processing Pros owns 839,272 Series A Callable and Convertible Preferred shares which can be converted into common shares of the Company.  Each share of the Convertible Preferred Stock can be exchanged for ten shares of common shares of the corporation.  Under the terms of the agreement, Processing Pros, Inc., may not use its ability to convert preferred shares hereunder to the extent that such conversion or exercise would result in owning common shares totaling more than 4.9% of the total issued and outstanding shares of the Common Stock of the Company at any one time.  (See Exhibit 10.2)

Item 9.01  Financial Statements and Exhibits

(c)  Exhibits

Exhibit No.	Exhibits

10.2	First Amendment to Stock Lock-up Agreement, dated April 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMAX MEDIA, INC.

Dated: April 19, 2010	By: /s/ Larry Biggs
Larry Biggs
Chief Executive Officer